Exhibit 10.26

HIGHLY CONFIDENTIAL

Amended & Restated Offer Letter

March 10, 2015

By Email

Michael.McFerran@gmail.com

Mr. Michael McFerran

330 Mission Bay Blvd N.

Unit 702

San Francisco, CA 94158

Re:                             Amended & Restated Letter

Dear Mike:

We at Ares Management LLC (the “Company” or the “Firm”) are pleased to present this offer of employment to you as Chief Financial Officer (“CFO”) of Ares Management, L.P. (“Ares Parent”)(1) which, as you know, recently went public by successfully completing its initial public offering in May 2014.  In that regard and as you are further aware, Ares Parent, together with the Company and its affiliated managers (collectively, “Ares”) oversees a number of investment vehicles and managed accounts across the Firm’s investment platform comprised of private equity, tradable credit, private debt and real estate investment oriented mandates (collectively, “Ares Sponsored Funds”).  A copy of the Firm’s organizational structure is attached for informational purposes as Annex A.

We are excited about your interest in us and are confident that you will be an important addition to our team.  This Amended and Restated Offer Letter (“Letter”) supersedes any prior understanding, arrangement, letter or agreement between you and Ares, verbal or in writing, and formally presents the specifics of our offer of employment, including the initial Offer Letter dated November 13, 2014 between you and Ares.

Position and Responsibilities

You will be based out of the Company’s Los Angeles office.  You will report principally to the Company’s executive management (including the members of the board of Ares Partners Holdco LLC, the sole member of the general partner of Ares Parent).  As CFO of Ares your initial direct reports will consist of finance and accounting, tax and divisional chief financial officers of Ares’ investment groups.  In addition, we expect that you will become a member of the Firm’s Management Committee, which consists of certain of the Firm’s senior partners.  Your start date (the “Commencement Date”) is expected to be as mutually agreed but expected to be not later than March 31, 2015.

(1) The actual employing entity for the Firm will be Ares Operations LLC, a wholly-owned subsidiary of the Company.

During the term of your employment (herein, the “Term”) you will devote your energies, attention and best efforts and full and exclusive business time to the business and affairs of Ares, and you will not engage in any outside business activities without the prior written consent of the Firm, it being understood, that the foregoing will not preclude you from engaging in personal investment activities or charitable, professional and community activities, in each case (i) consistent with the Firm’s Code of Ethics and other policies, including conflict of interest and investment policies and (ii) so long as such activities do not materially conflict or interfere with the proper performance of your responsibilities to the Firm.

You further acknowledge and agree that consistent with your responsibilities and Ares’ applicable policies, during the Term, (i) you will make full disclosure of all Relevant Opportunities directly or indirectly made available to you or any of your affiliates or immediate family members, (ii) you will not (and will not permit any of your affiliates or immediate family members to) directly or indirectly appropriate any Relevant Opportunities , and (iii) you will not, without the prior written consent of Ares, receive any direct or indirect compensation or financial benefit for services rendered to any person or entity other than Ares.  For purposes of this Letter, “Relevant Opportunity” means any business opportunity that pertains to (or could reasonably be anticipated to pertain to) (i) any business of Ares or any Ares Sponsored Fund or (ii) any business in which Ares or any Ares Sponsored Fund invests.

You also agree at all times during the Term you will (i) comply with all laws, policies, rules and regulations applicable to you, including all applicable securities laws, policies, rules and regulations and (ii) not engage in any activities related to your responsibilities to the Firm without the requisite qualification, licenses and applicable registrations related to such activities.

Compensation

1.              Base Salary:  You will be paid a base salary (“Base Salary”) at the annual rate of $1,000,000.  Your Base Salary will be paid bi-monthly on the 15th and last day of the month (or the first previous business day if that day is not a business day) pursuant to the Company’s regular payroll policy.  Your Base Salary will be guaranteed for the calendar year ending December 31, 2015 unless your employment is terminated as a result of your resignation for any reason, your death or disability or by Ares for Cause.

For purposes of this Letter and consistent with Ares’ general policies, “Cause” shall mean the following:

•                  your persistent refusal or willful failure to competently perform substantially the duties and responsibilities assigned to you;

•                  your misconduct (including, but not limited to, physical assault, insubordination, falsification or misrepresentation of facts, fraud, dishonesty, willful destruction of the Company’s property or assets, harassment, or violation of the Company’s policies);

•                  your conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude;

•                  your intentional failure to comply with any lawful directive of the Company;

•                  your violation of law in connection with a transaction involving the purchase or sale of a security;

•                  your intentional taking of any improper action or the intentional omission to take any proper action that has caused or substantially contributed to (or could reasonably be expected to cause or substantially contribute to) a material deterioration of the business or reputation of Ares or any Ares Sponsored Fund or that was (or could reasonably be expected to be) materially disruptive of the business affairs of Ares or any Ares Sponsored Fund;

•                  your material dishonesty, bad faith, gross negligence, willful misconduct or willful or reckless disregard of duties in connection with the performance of any service to or on behalf of Ares or any Ares Sponsored Fund;

•                  your intentional violation of any written policies of Ares, this Letter or any other agreement with Ares or any Ares Sponsored Fund; and

•                  your engaging in a competitive business practice or business that is (or could reasonably be expected to be) materially adverse to Ares or any Ares Sponsored Fund.

2.              Bonus:  You will be eligible to earn an annual discretionary bonus tied to performance as determined by the Company (“Bonus Compensation”) in its sole discretion, payable in cash, provided that you are employed by the Company and are in good standing (including, for example, being in compliance with Ares’ general employee policies and procedures) on the date that such bonus is paid, which will be no later than March 15th after the end of the applicable performance year. As discussed, the targeted Bonus Compensation for the 2015 performance year and following performance years during the Term is expected to be between 50% and 100% of your Base Salary, with the actual amount of any Bonus Compensation contingent on (i) your performance, the performance of the Firm, and (iii) any other factors as are determined by the Company.

3.              Equity Awards:  Subject to your execution of the Fair Competition Agreement (described below), your execution of applicable award documentation and approval by the board of the general partner of Ares Parent respecting the Restricted Unit Awards and Options, each as described below, you will be eligible to receive the following:

1.              Restricted Unit Awards.  Effective upon your Commencement Date and pursuant to Ares’ 2014 Equity Incentive Plan (“Ares’ Equity Plan”) you will be awarded Ares restricted units (“RSUs”) in the notional or principal amount of $500,000 based on the price of underlying Ares common units (“Common Units”).  Thereafter, on each of the 1st, 2nd, 3rd and 4th anniversaries of your Commencement Date, subject to your continued employment in good standing, you will be awarded additional RSUs in the notional or principal value amounts of $500,000 based on the price of underlying Common Units on the respective award dates (an aggregate award value of $2,500,000).

i.                  RSUs will represent unfunded, unsecured rights to receive Common Units of Ares on their vesting dates.

ii.               RSUs will be net settled on their vesting dates whereby the Ares’ Equity Plan Administrator (the “Plan Administrator”) will withhold a number of the underlying Common Units to cover taxes and deliver of the remaining Common Units.

iii.            Each RSU grant will vest in three equal installments (without partial vesting) on the 3rd, 4th and 5th anniversaries of the respective award date.

iv.           All unvested RSUs will be forfeited on termination of your employment for any reason, provided that 11% and 22% of the RSUs will vest if employment is terminated without Cause or on account of death or disability (x) after the 1st and prior to the 2nd anniversaries of the grant date or (y) on or after the 2nd and prior to the 3rd anniversaries of the grant date, respectively.

v.              You will receive an amount with respect to your outstanding granted RSUs equal to distributions paid with respect to underlying Common Units at the time such distributions are paid to holders of Common Units, notwithstanding the vesting status of the RSUs.

vi.           RSUs may not be sold, assigned or transferred.  Moreover, until the 5th anniversary of their award date and except for sales by the Plan Administrator to cover taxes upon vesting of RSUs, Common Units received on vesting of RSUs may not be sold, assigned or transferred.

vii.        The above terms and conditions respecting the RSUs are a summary only and subject to important exceptions and qualifications.  Your RSUs will be governed by your award letter and Ares’ Equity Plan, and such underlying legal documentation control in all respects.

2.              Options.  Effective upon your Commencement Date, you will be awarded options (“Options”) pursuant to Ares’ Equity Plan with an exercise price equal to the then current price per Common Unit on the date of grant.  Such Options will be in an amount having an aggregate spread value of $5 million above the aggregate exercise price (before giving effect to any taxes) if the price per Common Unit was $38.00 (as to which, there is no assurance).

i.                  Options will vest and become exercisable in three equal installments (without partial period vesting) on the 3rd, 4th and 5th anniversaries of the date of award.

ii.               Options may be exercised upon payment of the exercise price in cash.

iii.            Options may not be sold, assigned or transferred.  Moreover, notwithstanding the exercise of Options, underlying Common Units received upon exercise may not be sold, assigned or transferred until the 5th anniversary of the date of award.

iv.           All unvested Options will be forfeited on termination of your employment for any reason.

v.              The above terms and conditions respecting the Options are a summary only and subject to important exceptions and qualifications.  You also acknowledge that notwithstanding the targeted spread value above, there is no guaranty or assurance that the referenced Common Unit price will be attained.  Your options will be governed by your award letter and Ares’ Equity Plan, and such underlying legal documentation shall control in all respects.

3.              Carried Interest.  So long as you are employed and in good standing, on or before the twelve month anniversary of your Commencement Date, you will be awarded participation interests (the “Participations”) in the carried interest and/or other performance compensation (collectively, “Carried Interest”) associated with the profits of one or more existing and/or to be formed Ares Sponsored Funds selected by Ares.  The Participations may be in the form of equity interests in holding vehicles formed to receive the Carried Interest from an Ares Sponsored Fund, as an annual award or bonus related to the annual incentive fee payable by an Ares Sponsored Fund, or as otherwise determined by Ares.  While such Participations will have no value at the time of award, the aggregate potential value of the Participations at the time of grant is intended to be equal to at least $2.5 million (the “Target Amount”) based on Ares’ determination of potential value at such time, consistent with industry practices.  The award to you of the Participations is subject to execution by you of Ares’ standard constituent documents governing the corresponding Carried Interest program as generally offered to other program participants, including vesting, dilution, forfeiture and guaranty of any claw-back obligations, as well as confidentiality and other covenants.  You acknowledge that this is merely a summary of the award and terms of the Participations, and that the terms and conditions of your Participations will be set forth in the constituent documents governing the applicable corresponding Carried Interest programs, which agreements shall control the terms of your Participations.  You acknowledge and agree that there is no guaranty or assurance that distributions or other payments to you in respect of the Participations will actually be realized and, if so, that they will equal the Target Amount.  Thus, the ultimate distributions or payments to you in respect of the Participations could be more or less than the Target Amount.

4.              Withholding:  As a general matter, you understand that all Base Salary, Bonus Compensation and other compensation will be subject to normal withholding allowances and deductions.

a)             Relocation Allotment: The Firm has engaged Odyssey Relocation Management (together with its affiliates, “Odyssey”) to administer the Firm’s relocation program.  Odyssey will assign a consultant to coordinate all logistics and expense tracking of your relocation benefits subject to the Company’s Travel and Relocation Policies and provided you execute the enclosed “Relocation Repayment Agreement”. You will be eligible to receive the following in connection with your relocation from New York to the Company’s Los Angeles office (collectively, the “Relocation Allotment”).

b)             Settling In Services:  You may require assistance in understanding what Los Angeles has to offer, its various neighborhoods, transit, traffic patterns, etc.  Odyssey will be engaged to assist you with your move and will oversee the process to help make the transition as seamless as possible for you and your family.  Once on the ground in Los Angeles, Odyssey will provide guidance on the housing and rental markets, among other things.  A representative from Odyssey will be in touch with you shortly after your execution of this Letter to begin the process and learn about your particular needs and preferences.

c)              Home Finding Trip:  The Company will pay the reasonable cost for up to two trips (i.e., roundtrip business airfare tickets) for you and your spouse to the Los Angeles area and accompanying hotel stay, and transportation to/from the airport during 2015.  These trips will be arranged through Odyssey in conjunction with Worldview Travel (the Firm’s travel agency). The duration of each trip shall not exceed four (4) days.

d)             Household Goods Shipment:  The Company will pay the reasonable cost for the shipment and up to 30 days of storage of your household goods from your primary residence in New York to the Los Angeles area.  The shipment and storage of household goods will be coordinated through your Odyssey consultant.  Insurance coverage will be provided and based on actual cash values of the items.  Expense coverage for the household goods shipment shall be the lesser of actual expenses incurred or $50,000.  The movement of goods must be completed during 2015.

e)              Travel to New Location:  The Company will pay for the reasonable cost of your final air transportation arrangements en route to the Los Angeles area.  Arrangements will be made through your Odyssey consultant in conjunction with the Company’s preferred travel agency.

f)               Reimbursement:  You agree to reimburse the Company for relocation expenses paid to you in accordance with the Company’s Relocation Program as outlined in the Addendum accompanying this Letter.

Please note that you must submit itemized, original receipts for reimbursements of costs actually incurred pursuant to the Relocation Allotment within twelve (12) months of your hire date. The Relocation Allotment cannot be used for any purposes other than as described above. If the Company determines, in its sole and absolute discretion, that any of the expenses relating to any of the above Relocation Allotments are unreasonable, then the Company shall only reimburse you for the portion of your expenses that it deems to be reasonable.  Furthermore, in order to be reimbursed for any of these expenses, you must receive prior written approval from the Company before incurring such expenses.

Benefits

1.                                      Medical / Dental / Vision:  The Company currently offers optional health coverage through Aetna (Medical/Dental) and VSP (Vision) for all employees and their dependents.  Eligibility for coverage will begin the first day of the month following the Commencement Date.  More detailed information regarding these benefits is contained in plan booklets, group insurance policies and the Company’s official plan documents.  If there is any conflict between the information set forth herein and the terms, conditions, or limitations of the official plan documents, the provisions of the official plan documents will control.  You are encouraged to review the official plan documents available through Human Resources for further information.

2.                                      Vacation, Sick Days, & Holidays:  As a senior professional, you will not accrue vacation benefits and are encouraged to take appropriate and reasonable time away from the office. You will continue to receive your salary during these times as long as the time is reasonable and you ensure that all responsibilities and obligations of your position are being met. Ares currently observes 11 paid holidays each calendar year.

3.                                      Modification, Amendment or Termination of Benefits.  You acknowledge that the Company maintains the right to modify, amend and/or terminate, without prior notice, the benefits set forth in this Letter, and any other benefits, at any time in its sole and absolute discretion.

Co-Investments — Ares Sponsored Funds

During the Term of your employment, to the extent permitted by applicable securities and other laws, you may be permitted (but not obligated) to make personal investments in one or more employee sponsored co-investment programs (“Co-Invest Programs”) providing for indirect co-investments in Ares Sponsored Funds.  Generally, Co-Invest Programs are not subject to management fees or carried interest of the applicable Ares Sponsored Fund.  The amount available for such personal investment by you and the other terms and conditions applicable to any such investment will be determined by the Firm in a manner consistent with policies established for such Co-Invest Program and as generally applicable to other executives of Ares and subject to Ares’ standard documentation.

At-Will Employment

Your employment will be “at-will” and will continue only so long as continued employment is mutually agreeable to you and the Company.  Either you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without notice.  In addition, your employment will be subject to the Company’s employment policies and procedures as are in effect from time to time, including without limitation its policies and procedures respecting confidentiality, personal trading and mandatory dispute resolution procedures.  You will be given a copy of the Company’s current policies and procedures applicable to you and your employment. Our hope is that you will enjoy your experience at the Company and that our relationship will be long standing.  On the other hand, either you or Ares can terminate the employment relationship at any time, for any reason or no reason at all, with or without notice or Cause.  As such, neither this Letter, including, without limitation, the provisions under “Compensation” above, nor any written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration.

Fair Competition Agreement

Prior to your Commencement Date you will execute a Fair Competition Agreement (the “Fair Competition Agreement”) in the form provided to you.  Failure to comply with the Fair Competition Agreement may result in, among other remedies, the forfeiture of all vested and unvested Ares equity interests.  You acknowledge and agree that the terms and conditions of the Fair Competition Agreement are fair and reasonable in light of your expected duties and activities as CFO.

Certain Compliance Matters

As a registered investment adviser, the Company is required to maintain and enforce a Code of Ethics (the “Code”).  The principal provisions of the Code relate to personal securities holdings and trading.  One of the requirements is that you report all brokerage and other securities accounts and all holdings of “Covered Securities” within ten (10) days of the start of your employment, including accounts and holdings of family members living in your household.  The term “Covered Securities” means all securities except open-end mutual funds (including money market funds), U.S. government securities, bank certificates of deposit, investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code and certain other securities.  The Company utilizes an online personal trading compliance solution, Personal Trading Assistant (PTA), in connection with the administration of its Code.  We have arrangements with certain brokers to electronically transmit the account and holdings information directly into PTA.  A list of such brokers is included at the end of this Letter as Annex B.  If you hold any Covered Securities with a broker that is not on this list, you must either transfer such

Covered Securities holdings to one of these brokers within three months of the commencement of your employment or make alternative arrangements with Human Resources and your current broker to help the Company ensure compliance in this area.  Please bring your account information, including your most recent account statements, with you on your first day of employment.

Section 409A

It is intended that compensation paid and benefits delivered to you pursuant to this Letter shall be either paid in compliance with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”) so as not to subject you to payment of interest or any tax under Section 409A, and this Letter shall be construed, interpreted and administered accordingly.  In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or for any damages for failing to comply with Section 409A.  For purposes of Section 409A, each payment under this Letter shall be treated as a separate payment.  If this Letter or any compensation paid or benefits delivered to you hereunder is deemed to be subject to Section 409A, the Company shall adopt such conforming amendments as the Company deems necessary, in its discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A.  If, upon your separation from service within the meaning of Section 409A, you are then a “specified employee” (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A that is payable as a result of and within six months following such separation from service under this Letter until the earlier of (i) your death or (ii) the first business day of the seventh month following your separation from service.  Any such delayed payments shall be made without interest.  Any reimbursements or in-kind benefits provided under this Letter will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Governing Law

This Letter, the offer of employment contained herein, and your employment with the Company will be governed by the laws of the State of California without regard to principles of conflicts of laws, to the extent they would require the application of the laws of another jurisdiction.

General

This offer expires within five (5) calendar days of the date of this Letter, unless the Company receives a signed copy within that period.  This offer is conditioned upon:

(1) your accepting and returning a signed original of this Letter and enclosed Relocation Repayment Agreement;

(2) your satisfactory completion and return to the Company of your Form I-9; and

(3) the results of the background check and disclosure documents described below being satisfactory to the Company in its sole and absolute discretion.

By accepting this offer, you represent, acknowledge and agree that:

(1)           you will comply with the terms and conditions of the Company’s employment policies and procedures as provided to you from time to time;

(2)           you consent to background checks at any time before and during the Term and you will complete all disclosure documents requested by the Company (including an Eligible Employee questionnaire);

(3)           the Company may rescind this offer and/or terminate your employment without any obligation if the results of any such background checks or disclosure documents are not satisfactory to the Company in its sole and absolute discretion whenever they are completed; and

(4)           you will (a) not bring with you or otherwise disclose to the Company any confidential or proprietary information belonging to any of your previous employers or any other person and (b) refrain from disclosing to us, or using while employed by us, any such confidential or proprietary information. This offer is further predicated on your acknowledgement that there are no contractual impediments or other legal obligations (including, but not limited to, restrictive covenants with your prior employers) that restrict your ability to accept this offer of employment and to perform your duties for the Company.

The Company expressly reserves the right to amend or modify the terms and conditions of your employment set forth in this Letter at any time.

We are delighted to extend this offer of employment to you and sincerely feel that we can provide you with the opportunity to achieve rewarding results.  Please contact me at (310) 201-4140 with any questions.  We look forward to working with you.

Sincerely,

/s/ Michael D. Weiner
Michael D. Weiner
General Counsel, Ares Management LLC

Employment under the terms offered herein is accepted

/s/ Michael McFerran
Michael McFerran

DATE:

March 10, 2015